August 8, 2013

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention:	Patrick Gilmore, Accounting Branch Chief
Gabriel Eckstein, Esq., Staff Attorney
Evan S. Jacobson, Esq., Staff Attorney

Re:	salesforce.com, inc.
Form 10-K for the Fiscal Year Ended January 31, 2013
Filed March 8, 2013
Form 10-Q for the Fiscal Quarter Ended April 30, 2013
Filed May 24, 2013
File No. 001-32224

Gentlemen:

On behalf of our client salesforce.com, inc. (the “Company”), and as discussed during my telephone conversation with Mr. Eckstein on August 7, 2013, the Company intends to respond to the comments from the staff of the Securities and Exchange Commission received by letter dated July 30, 2013 by August 23, 2013.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Aaron J. Alter

Aaron J. Alter

cc:	Graham Smith
Executive Vice President and Chief Financial Officer
Burke F. Norton
Executive Vice President and Chief Legal Officer
salesforce.com, inc.